Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, MN 55110-5101 USA	Exhibit 99.1 Kimberlee Sinclair Global Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS For Immediate Release Oct. 4, 2017

H.B. Fuller Appoints Ruth Kimmelshue to Board of Directors

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that Ruth Kimmelshue has been appointed to the company’s board of directors, effective October 4, 2017.

Kimmelshue serves as Cargill’s corporate senior vice president, Business Operations & Supply Chain, and is a member of the executive team. Before taking her current role, Kimmelshue held a number of leadership positions for Cargill’s businesses, including corporate leader for the Animal Protein and Salt businesses, business unit president for Turkey & Cooked Meats, business unit president of Salt, and vice president and commercial manager of AgHorizons. Kimmelshue also led Cargill Supply Chain Solutions, an internal consulting organization serving Cargill’s businesses around the world.

“Ruth’s global experience and strategic insight, coupled with her experience in operations and supply chain will be extremely valuable to our board of directors and our management team,” says Jim Owens, president and CEO, H.B. Fuller. “I look forward to working with her.”

Kimmelshue began her career in 1986 at Continental Grain and held various roles of increasing responsibility with the company in the U.S. and Europe until it was acquired by Cargill in 1999. She earned a bachelor’s degree in international relations and a master’s degree in agricultural economics from Stanford University. Kimmelshue also is a board member with the Agriculture Future of America, a nonprofit focused on building bridges for young leaders to foster engagement and innovation in food and agriculture.

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“We are fortunate to have Ruth join our board,” says Lee Mitau, chairman of the H.B. Fuller Board of Directors. “With the depth of experience she has leading successful businesses in a challenging global environment, along with her supply chain expertise, she will help propel H.B. Fuller forward.”

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About H.B. Fuller Company:

For 130 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. With fiscal 2016 net revenue of $2.1 billion, H.B. Fuller’s commitment to innovation brings together people, products and processes that answer and solve some of the world’s biggest challenges. Our reliable, responsive service creates lasting, rewarding connections with customers in electronics, disposable hygiene, medical, transportation, clean energy, packaging, construction, woodworking, general industries and other consumer businesses. And our promise to our people connects them with opportunities to innovate and thrive. For more information, visit us at www.hbfuller.com.